CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 41 to the registration statement on Form N-1A (File No. 811-02608 for Putnam Money Market Fund and 33-15238 for Putnam Tax-Exempt Money Market Fund) (“Registration Statement”) of our reports dated November 10, 2008 for Putnam Money Market Fund and November 7, 2008 for Putnam Tax-Exempt Money Market Fund, relating to the financial statements and financial highlights appearing in the September 30, 2008, Annual Report of Putnam Money Market Fund and Putnam Tax-Exempt Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Auditors and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
January 22, 2009